Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mullen Automotive Inc.

Brea, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 13, 2023, relating to our audits of the consolidated financial statements of Mullen Automotive Inc. at and for the years ended September 30, 2022 and 2021, which appear in the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on January 30, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

February 14, 2023